      As filed with the Securities and Exchange Commission on May 24, 2001

Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      AMERICAN BANK NOTE HOLOGRAPHICS, INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                            13-3317668
      (State or other jurisdiction of      (I.R.S. Employer Identification
      incorporation or organization)                   Number)

                             339 EXECUTIVE BOULEVARD
                            ELMSFORD, NEW YORK 10523
                                 (914) 592-2355
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  AMERICAN BANK NOTE HOLOGRAPHICS, INC. 1998 STOCK INCENTIVE PLAN, AS AMENDED;

        AMERICAN BANK NOTE HOLOGRAPHICS, INC. 2000 STOCK INCENTIVE PLAN;

OPTION AGREEMENT BETWEEN DR. STEPHEN BENTON AND AMERICAN BANK NOTE HOLOGRAPHICS,
                           INC., DATED JULY 20, 1998;

      OPTION AGREEMENT BETWEEN MR. RUSSELL LACOSTE AND AMERICAN BANK NOTE
                  HOLOGRAPHICS, INC., DATED OCTOBER 11, 1999.

                            (Full title of the plans)


                                KENNETH H. TRAUB
                      AMERICAN BANK NOTE HOLOGRAPHICS, INC.
                             339 EXECUTIVE BOULEVARD
                            ELMSFORD, NEW YORK 10523
                                 (914) 592-2355

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                PAUL JACOBS, ESQ.
                           FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                                 (212) 318-3000



                         CALCULATION OF REGISTRATION FEE

  TITLE OF SECURITIES             AMOUNT TO BE           PROPOSED MAXIMUM            PROPOSED MAXIMUM              AMOUNT OF
    TO BE REGISTERED              REGISTERED(1)       OFFERING PRICE PER UNIT    AGGREGATE OFFERING PRICE      REGISTRATION FEE
    ----------------              -------------       -----------------------    ------------------------      ----------------
COMMON STOCK, $0.01 PAR
VALUE PER SHARE(2) ....         2,228,000 shares         $           2.61               $5,815,080             $       1,453.77

COMMON STOCK, $0.01 PAR
VALUE PER SHARE(3) ....             9,500 shares         $           1.75               $   16,625             $           4.16

COMMON STOCK, $0.01 PAR
VALUE PER SHARE(4) ....            82,000 shares         $           1.94               $  159,080             $          39.77

COMMON STOCK, $0.01 PAR
VALUE PER SHARE(5) ....           293,500 shares         $           2.21               $  648,635             $         162.16

COMMON STOCK, $0.01 PAR
VALUE PER SHARE(6) ....            15,000 shares         $           8.50               $  127,500             $          31.88

COMMON STOCK, $0.01 PER
VALUE PER SHARE(7) ....           150,000 shares         $           2.88               $  432,000             $         108.00


TOTAL: ................         2,778,000 SHARES                                        $7,198,920             $       1,799.74

(1) This Registration Statement shall also cover such additional indeterminable number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

(2) Common Stock issuable at a weighted average exercise price of $2.61 per share pursuant to the American Bank Note Holographics, Inc. 1998 Stock Incentive Plan, as amended and the American Bank Note Holographics, Inc. 2000 Stock Incentive Plan.

(3) Common Stock issuable at an exercise price of $1.75 per share pursuant to the American Bank Note Holographics, Inc. 2000 Stock Incentive Plan.

(4) Common Stock issuable at an exercise price of $1.94 per share pursuant to the American Bank Note Holographics, Inc. 1998 Stock Incentive Plan, as amended.

(5) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the Over-the-Counter Bulletin Board on May 17, 2001.


(6) Common Stock issuable at an exercise price of $8.50 pursuant to the Option Agreement between Dr. Stephen Benton and American Bank Note Holographics, Inc., dated July 20, 1998.

(7) Common Stock issuable at an exercise price of $2.88 pursuant to the Option Agreement between Mr. Russell LaCoste and American Bank Note Holographics, Inc., dated October 11, 1999.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by the Company are incorporated herein by reference:

         (a) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed on May 8, 2001.

         (b) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on April 2, 2001.

         (c) The description of the Company's common stock contained in its Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on December 10, 1999 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

         In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

                  Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

                  Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware permits indemnification of officers, directors and employees of a corporation under certain conditions subject to certain limitations. The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Delaware Law, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. The By-laws also provide that the Company shall advance expenses to its directors and officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

                  Not Applicable.

ITEM 8. EXHIBITS

4.1 Form of Option Agreement for American Bank Note Holographics, Inc. 1998 Stock Incentive Plan, as amended.

4.2 Form of Option Agreement for American Bank Note Holographics, Inc. 2000 Stock Incentive Plan.

4.3 Option Agreement between Dr. Stephen Benton and American Bank Notes Holographics, Inc., dated July 20, 1998.

4.4 Option Agreement between Mr. Russell LaCoste and American Bank Notes Holographics, Inc., dated October 11, 1999.

5                 Opinion of Fulbright & Jaworski L.L.P.

10.1              American Bank Note Holographics, Inc. 1998 Stock Incentive
                  Plan, as amended.

10.2              American Bank Note Holographics, Inc. 2000 Stock Incentive
                  Plan.*

23.1              Consent of Deloitte and Touche LLP

23.2              Consent of Arthur Andersen LLP

23.3              Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5)

24                Power of Attorney (included in signature page)

--------------------

* Incorporated herein by reference to Appendix A to the Company's Definitive Proxy Statement on Schedule 14A dated August 11, 2000 (File No. 001-14227).

ITEM 9. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, State of New York on May 24, 2001.

                                   AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                                   By: /s/ Kenneth H. Traub
                                           Kenneth H. Traub
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints KENNETH H. TRAUB and ALAN GOLDSTEIN, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ Kenneth H. Traub                President, Chief Executive              May 24, 2001
------------------------            Officer and Director
    Kenneth H. Traub                (principal executive officer)

/s/ Alan Goldstein                  Chief Financial Officer                 May 24, 2001
------------------------            (principal financial officer and
    Alan Goldstein                  principal accounting officer)

/s/ Salvatore F. D'Amato            Chairman of the Board                   May 24, 2001
------------------------
    Salvatore F. D'Amato

/s/ Stephen A. Benton               Director                                May 24, 2001
------------------------
    Stephen A. Benton

/s/ Fred J. Levin                   Director                                May 24, 2001
------------------------
    Fred J. Levin

/s/ Douglas A. Crane                Director                                May 24, 2001
------------------------
    Douglas A. Crane